Filed pursuant to Rule 424(b)(3)

Registration File Nos. 333-104444,

333-104444-01 and 333-104444-02

Pricing Supplement No. 4 dated April 1, 2004

to the Prospectus dated April 25, 2003 and

the Prospectus Supplement dated April 25, 2003.

$500,000,000

PRUDENTIAL FINANCIAL, INC.

4.75% MEDIUM-TERM NOTES, SERIES B

DUE APRIL 1, 2014

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:	Deutsche Bank Securities Inc.	$185,000,000
	Lehman Brothers Inc.	185,000,000

	Credit Suisse First Boston LLC	20,000,000
	Goldman, Sachs & Co.	20,000,000
	Merrill, Lynch, Pierce, Fenner & Smith Incorporated	20,000,000
	Morgan Stanley & Co. Incorporated	20,000,000
	Blaylock & Partners, L.P.	8,333,334
	Harris Nesbitt Corp.	8,333,334
	Mellon Financial Markets, LLC	8,333,333
	RBC Capital Markets Corporation	8,333,333
	Sandler O’Neill & Partners, L.P.	8,333,333
	The Williams Capital Group, L.P.	8,333,333

	TOTAL	$500,000,000

STATED MATURITY: April 1, 2014

SPECIFIED CURRENCY: U.S. Dollars

principal: U.S. Dollars

interest: U.S. Dollars

exchange rate agent: not applicable

ORIGINAL ISSUE DATE: April 1, 2004

ORIGINAL ISSUE PRICE: 99.685%

UNDERWRITERS COMMISSION: 0.625%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.060% or $495,300,000

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAD7

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

annual rate: 4.75%

Interest Payment Dates: April 1 and October 1, commencing October 1, 2004

Regular Record Dates: March 15 and September 15

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance – i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance – i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Certain of the underwriters may make the notes available for distribution on the internet through a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions that the underwriters conduct through the system. Such underwriters will make the notes available to their customers through the internet distributions on the same terms as distributions made through other channels.

The last paragraph before the “United States Alien Holders” section on page S-33 of the Prospectus Supplement, dated April 25, 2003, to the Prospectus, dated April 25, 2003, is amended to read in its entirety as follows:

Capital gain of a noncorporate United States holder, that is realized before January 1, 2009, is generally taxed at a maximum rate of 15% where the property is held more than one year.

Prudential Financial, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters will be approximately $139,000. The underwriters have agreed to pay a portion of the expenses of Prudential Financial, Inc. in connection with the issuance of the notes.

Deutsche Bank Securities                                Lehman Brothers

Credit Suisse First Boston LLC

Goldman, Sachs & Co.

Merrill Lynch

Morgan Stanley

Blaylock & Partners, L.P.

Harris Nesbitt

Mellon Financial Markets, LLC

RBC Capital Markets

Sandler O’Neill & Partners, L.P.

The Williams Capital Group, L.P.